Exhibit 99.1

News Release

U.S. Silica to Acquire Logistics Solutions Provider Sandbox Enterprises

Accretive Acquisition Provides Customers Cost-Efficient Last-Mile Delivery System

Frederick, Md., Aug. 2, 2016 – U.S. Silica Holdings, Inc. (NYSE: SLCA) announced today that it has entered into a definitive agreement to acquire Sandbox Enterprises LLC, a leading provider of innovative logistics solutions and technology for the transportation of proppant used in hydraulic fracturing in the oil and gas industry. The transaction will be financed using a combination of $75 million of cash on hand and approximately 4.2 million U.S. Silica common shares. Based on the U.S. Silica closing price on Aug. 2, 2016 the transaction is valued at $218.3 million.

The acquisition is expected to be modestly accretive to 2016 EPS and generate EPS accretion of $0.20 to $0.30 in 2017. The transaction is expected to close later this month, subject to receiving certain regulatory approvals.

‘’This transformative acquisition enables us to offer customers significantly improved transportation and operating efficiencies, a safer work environment and significant cost savings relative to current proppant delivery systems,’’ said Bryan Shinn, U.S. Silica president and chief executive officer. “Sandbox’s proprietary delivery solution is critical to addressing the growing logistical challenges our customers face as E&P operators continue to increase the amount of proppant they use per well.’’

Sandbox utilizes specially designed, patent-protected equipment and processes to service wellsite operations. In addition, the company provides field personnel for installation, training and operation as required. The typical Sandbox system includes:

•	Steel, weatherproof Sandbox containers, which can hold up to 22.5 tons of sand and are gravity fed to reduce silica dust. They can be stacked nine high empty or two high full, offering a reduced footprint relative to competing products and can be easily stacked at nearby locations to provide additional storage for remote wellsite operations. Sandbox containers can also serve as mobile transloading facilities.

•	Specially designed truck chassis, which offer highly efficient delivery and represent a 60% lower investment than pneumatic equipment. Each chassis holds one full or two empty Sandbox containers, allowing efficient transportation of mass quantities of sand. The chassis are an effective replacement for pneumatic trailers, which require expensive power take-off units, blowers and related equipment and cause congestion at the wellsite due to long unloading times.

•	Customized conveyor cradles, which deliver proppant directly into the blender hopper. Each conveyor can hold four Sandbox containers. The containers are lifted by forklift onto the conveyor cradle, which has a maximum throughput of 25,000 lbs. per minute. The ability to continuously feed proppant to the conveyor enables maximum sand volumes to be pumped downhole.

U.S. Silica Executive Vice President and Chief Commercial Officer Brad Casper said, ‘’The acquisition of Sandbox aligns with our strategy of managing the entire supply chain of frac sand from the mine to the well site. Containerized delivery increases transportation efficiency and lowers delivered costs through faster truck turns and reduced jobsite congestion.’’

Casper added, “We believe Sandbox has significant runway to grow its existing markets through partnerships with leading service companies, while at the same time making U.S. Silica’s logistics network even more efficient with capabilities for mobile transloading and in-basin proppant staging.”

The Company also noted it expects to achieve other potential synergies through direct loading of sand into containers from the Company’s Oklahoma and Texas-based regional sand mines for truck distribution to the wells and the ability to transload from any rail spur in the country.

The Company will discuss the Sandbox acquisition tomorrow on its second quarter 2016 earnings call at 9:00 a.m. ET.

Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13640925. The replay will be available through Sept. 2, 2016.

Morgan Stanley & Co. LLC acted as exclusive financial advisor to U.S. Silica Holdings, Inc. Piper Jaffray & Co., through its Simmons & Company International division, acted as exclusive financial advisor to Sandbox Enterprises, LLC in this transaction.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to integrate the acquired business; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 116-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, and Houston, Texas.

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@ussilica.com

About Sandbox

Sandbox was founded in 2012. The privately-held company employees approximately 300 people at its six locations in the U.S. The company is active in all of the major shale plays including the Permian, the Eagle Ford, the Bakken, the DJ and the Marcellus basins. The company is headquartered in Houston, Texas. For more information about Sandbox, please visit their website at www.sandboxlogistics.com

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